EXHIBIT 10.9

MARKETING JOINT VENTURE AGREEMENT
DATED JANUARY 10, 2008 BETWEEN
PHYSICIANS HEALTHCARE MANAGEMENT GROUP, INC.
AND SORRY WORKS, INC.

MAY•07-2007 09:28
From:WOJCIESZAK                                                                                                                                                                                                                                     To:3                                           P.2/3

MARKETING JOINT VENTURE AGREEMENT

This is a Marketing joint Venture Agreement (the "Agreement" also the "Joint Venture") between Sorry Works Consulting, LLC ("Sorry Works") and Physicians Healthcare Management Group, Inc. and its affiliate, Physhield insurance Exchange, a Risk Retention Group (collectively "Physhield" or "Phyhealth”, to develop and execute marketing and promotion programs in Joint Venture with one another for their mutual benefit.

Sorry Works Consulting, LLC, is an Illinois corporation that is dedicated in training and consulting healthcare, insurance, and legal professionals on disclosure and apology after adverse medical events.

Physicians Healthcare Management Group, Inc. (OTC: PHYH.PK) is a Nevada corporation that develops and operates community health plans in partnership with physicians. Phyhealth’s business model fully integrates the delivery and financing of healthcare, including insuring its health plan physicians through its exclusive medical malpractice insurer, Physhield Insurance Exchange, a Risk Retention Group. Physhield is a professional liability reciprocal licensed as an Association Captive by the state of Nevada and is currently registered in Florida, Texas and California. Physhield is structured to operate nationwide.

Sorry Works and Physhield understand and agree to the following:

I. Sorry Works and Physhield will promote the Joint Venture through various means, including:

·	Maintaining links to each other's websites
·	Co-authoring Lind publishing newsletters, articles and white papers
•	CO-Sponsoring and conducting seminars., speaking engagements and CME qualified educational events
•	Co-Sponsoring and producing audio conferences, webinars and other electronic training media
•	Co-Exhibiting at conferences and conventions
•	Jointly advertising each other's products and services as well as products and services developed by the joint Venture.

The costs for these and other promotions will he budgeted in advance and the parties will share the responsibility for the costs as agreed upon for each promotion.

2.
Physhield will issue a press release announcing the Agreement and will issue periodic press releases announcing events, seminars and other activities that result from the Agreement. Sorry Works may also issue press releases concerning the Agreement as it deems appropriate. Press releases issued by either of the parties which relate to the joint venture require the approval of both parties prior to public release. The party issuing the release will hear the costs of the release.

MAY•07-2007 09:28
From:WOJCIESZAK                                                                                                                                                                                                                                     To:3                                          P.2/3

3.
Physhield will endorse and recommend the Sorry Works program to its physician prospects and insureds and will incorporate Sorry Works training and education into its loss prevention programs. Sorry Works will make its products and services available to Physhield insureds at discounted prices to be determined.

4.
Sorry Works will make its physician database available to Physhield for soliciting physicians to join Physhield’s program. All direct mail, fax, email or other campaigns will include information on Sorry Works. Physhield will be responsible for the cost of the campaigns unless otherwise agreed upon.

5.
The Joint Venture will explore and develop the means and methods to create a database and/or compile existing data in order to correlate and measure the effectiveness of Sorry Works programs with reducing the incidence and cost of medical malpractice claims.

6.
With the exception of number 7 below, the Joint Venture does not create any exclusive rights. Sorry Works and Physhield may enter into similar agreements with other companies or organizations. Prior to finalizing and announcing any similar or competing agreements, each party agrees to provide notice to the other at the earliest possible opportunity.

7.	Phyhealth, Physhield’s affiliate, will have the first right of refusal to match any merger or acquisition offer made by any other company or organization to acquire Sorry Works.
8.
This Agreement can be amended in writing, signed by both parties, from time to time to reflect changing circumstances and events and will continue until terminated by either or both parties. Termination of the Agreement by one party requires 30 days notice to the other.

This Marketing Joint Venture Agreement is entered into by Sorry Works and Physhield in the spirit of cooperation. Any disputes are to be resolved by negotiation using the most expeditious means available.

/s/ Robert L Trinka
Robert L. Trinka	Date: January 10, 2008
President & CEO
Physhield Insurance Exchange and
Physicians Healthcare Management Group, Inc.

/s/ Douglas B Wojcieszak
Douglas B. Wojcieszak	Date: January 10, 2008
Managing Partner
Sorry Works Consulting, LLC